Exhibit 10.9

December 9, 2008

W. Richard Roth

C/o SJW Corp.

110 W. Taylor Street

San Jose, CA 95110

Dear Rich:

It gives me great pleasure to present you with this amended and restated agreement concerning your continued employment with SJW Corp. (“SJW”) and its three majority-owned subsidiaries, San Jose Water Company, SJW Land Company and SJWTX, Inc. (the four entities collectively referred to as the “Company”). This new agreement will replace your existing employment agreement with the Company which was effective as of January 1, 2003. This new agreement is effective retroactive to January 1, 2008.

1. Positions and Duties. You will continue in the positions of President and Chief Executive Officer of SJW, San Jose Water Company, SJW Land Company and SJWTX, Inc. and will report directly to Board of Directors of SJW (the “Board”). Your duties and responsibilities will be those assigned from time to time by the Board and will be commensurate with your positions. You will be expected to perform all such assigned duties and responsibilities, to devote substantially all of your time, attention and effort to the business and affairs of the Company, and to use your reasonable best efforts to promote the best interests of the Company. Your principal place of employment will be the Company’s corporate offices in San Jose, California, subject to travel associated with your duties. During your period of continued employment with the Company, you must not render any services for any other person, firm or entity that represents a conflict of interest with the business of the Company. SJW hereby agrees to continue, for so long as you remain Chief Executive Officer, to nominate you as a member of the Board at each meeting of the SJW shareholders at which Board members are to be elected. You shall serve in such capacity at no additional compensation.

2. Term. The initial term of this amended and restated agreement shall commence on January 1, 2008 and end on the second business day of January, 2010. At the end of each calendar year within such term, the term shall automatically be extended for an additional one-year period, unless the Company gives prior written notice of non-renewal no later than November 30, 2008 or November 30th of each successive year thereafter; provided, however, that the term of this agreement shall in no event extend beyond November 16, 2017.

3. At-Will Employment. Although this agreement has a term as set forth above, your employment with the Company may be terminated by you or by the Company at any time during or after the term of the agreement, for any reason, with or without notice, subject to the payment of any benefits which may be owed you hereunder based on the circumstances of such termination. The at-will nature of your employment relationship with the Company, as described immediately above, may only be changed by express written approval of a disinterested majority of the Board.

4. Salary and Bonus.

(a) Your base salary will be at a rate of $455,000 per year, effective January 1, 2008, to be paid according to the Company’s standard payroll practices for salaried employees. Your base salary will be reviewed periodically as set forth below, and your annual rate of base salary as in effect from time to time during the term of this agreement will be referred to as “Base Salary.”

(b) You will also be entitled to an annual bonus (“Annual Bonus”) for each fiscal year of the Company based on achievement of reasonable Company and individual performance goals established for each such fiscal year by the Executive Compensation Committee of the Board after consultation with you. Effective January 1, 2008, your targeted Annual Bonus will be twenty-five percent (25%) of your Base Salary, but your actual Annual Bonus for any fiscal year within the term of this agreement may range from 0 to 150% of such target, based on the Executive Compensation Committee’s determination of the level of achievement of the applicable performance goals for the year. Your target Annual Bonus will be reviewed periodically as set forth below. The actual Annual Bonus you earn for each fiscal year will be paid as soon as practicable after the end of that fiscal year, recognizing a reasonable time to calculate performance for the measurement period, but in no event later than March 15 of the fiscal year immediately succeeding the fiscal year for which that Annual Bonus is earned. In no event shall the Annual Bonus you earn for any fiscal year be paid to you at any time during that year.

(c) Payment of your Base Salary and Annual Bonus will be subject to all applicable withholdings and deductions, and you will only receive the amount remaining after such withholdings and deductions have been made.

5. Annual Review.

(a) The Executive Compensation Committee of the Board will review annually your performance. Your performance will be evaluated based upon mutually approved written criteria to be developed jointly by the Executive Compensation Committee and you. In connection with that review, the Executive Compensation Committee shall also review and consider appropriate adjustments to your Base Salary, target Annual Bonus, long-term incentives and other compensation in order to further the objective of maintaining your total compensation at a competitive level and may, as part of that process, retain the services of a professional compensation consultant. However, neither your Base Salary nor the sum of your Base Salary and target Annual Bonus will decrease from any previous level in effect under this agreement, except for a reduction of not more than fifteen percent (15%) effected as part of, and consistent with, any across-the-board reduction in the salaries or target annual bonuses of senior officers of the Company to which you and the Executive Compensation Committee have mutually agreed and which occurs prior to a change in control of the Company.

(b) Unless you expressly agree otherwise, you will be eligible to participate in the Company’s current long-term incentive programs, including the Company’s Long-Term Incentive Plan, as amended from time to time (the “Long-Term Incentive Plan), and any other cash or equity incentive programs hereafter established for senior officers of the Company (subject to such modifications to such programs as the Executive Compensation Committee shall determine to be necessary and appropriate to preserve the income tax deductibility of the compensation paid under those programs) at participation levels determined each fiscal year in connection with your annual performance review.

6. Initial Stock Options and DERs.

(a) On April 29, 2003 the Company granted you an option to purchase Seven Thousand Six Hundred and Four (7,604) shares of the Company’s common stock (the “Initial Option”) under and subject to the terms of the Long-Term Incentive Plan. The Initial Option is a non-statutory stock option with a maximum term of ten (10) years, subject to earlier termination as set forth below, and is evidenced by a formal stock option agreement between you and the Company. The exercise price of the Initial Option was $84.00 per share, the fair market value per share of the Company’s common stock (the “Common Stock”) on the grant date, as determined under the Long-Term Incentive Plan. The number of shares of Common Stock subject to the Initial Option and the exercise price payable per share as set forth above have each been subsequently adjusted to reflect stock splits of the outstanding Common Stock that have been effected to date and will continue to be adjusted, from time to time, to reflect subsequent splits of the outstanding Common Stock and other similar changes to the Common Stock effected without the Company’s receipt of consideration.

(b) The Initial Option has vested and become exercisable with respect to all of the shares of Common Stock for which it was granted. Should your employment terminate by reason of your death, disability or retirement (i.e., after age fifty-five (55) and ten (10) years of service), your Initial Option shall, to the extent outstanding at that time, remain exercisable until the earlier of (i) the expiration of the four (4)-year period measured from your termination date or (ii) the remainder of the initial ten (10) year term. Otherwise, the Initial Option shall expire ninety (90) days after your termination date (or immediately upon your termination if for Good Cause), but in no event will the Initial Option remain exercisable after the expiration of the ten (10)-year term.

(c) You were credited with dividend equivalent rights (“DERs”), awarded under the Long-Term Incentive Plan, with respect to the shares of Common Stock subject to the Initial Option. Those DERs terminated upon the earlier of the quarterly dividend record date sixteen (16) quarters after the grant date of the Initial Option or the date that the

Initial Option was exercised for such shares. The shares of Common stock attributable to your DERs, together with any unconverted cash amounts, were distributed to you in the 2007 calendar year, and you no longer have any further DERs with respect to your Initial Option.

(d) You have also received other stock option grants and stock-based awards during your period of employment with the Company, and those grants and awards, to the extent outstanding on the date this amended and restated agreement is executed, will continue in effect in accordance with the agreements evidencing those grants and awards; provided, however, that the June 2003 SERP Deferred Restricted Stock Award Agreement evidencing the establishment of the SERP Deferred Stock Account referred to in Section 7 below will be replaced by the terms and provisions set forth in Section 7(c) below and shall cease to be outstanding, or to have any force or effect, upon the execution of this amended and restated agreement.

In addition, you shall be eligible for such other stock option, restricted stock unit and DER awards, or other forms of equity or equity-like compensation, as the Executive Compensation Committee may determine each year. The Committee shall consider your personal performance, competitive practice for comparable positions outside the Company, grants to other senior officers of the Company, availability of shares in the Long-Term Incentive Plan, and other relevant factors.

7. SERP.

(a) You shall continue to participate in the Company’s Executive Supplemental Retirement Plan (“SERP”). In consideration, in part, of your agreement to the amendment made to the SERP on April 29, 2003 to eliminate the minimum benefit equal to 55% of your Final Average Compensation, you were granted on April 29, 2003 the right to receive a number of shares of Common Stock, awarded under the restricted stock unit provisions of the Long-Term Incentive Plan, determined as follows: a SERP Deferred Stock Account was established for you and credited on April, 29, 2003 with thirteen thousand eight hundred ninety (13,890) units, with each unit representing the right to receive one share of Common Stock. In addition, each time a cash dividend is paid on the outstanding Common Stock, you will be credited with a dollar amount equal to the dividend paid per share multiplied by the number of units credited, as of the record date for that dividend, to your SERP Deferred Stock Account (including any additional units resulting from the annual crediting mechanism set forth in the next sentence). As of the first business day in January each year, your SERP Deferred Stock Account will be credited with that number of additional units determined by dividing (i) the cash dividend equivalent amounts so credited to you in the previous year by (ii) the average of the fair market value per share of the Common Stock on each of the dates in the immediately preceding year on which dividends were paid.

(b) The units credited to your SERP Deferred Stock Account vested in thirty-six (36) monthly installments on the first day of each month over the thirty-six (36)-month period measured from January 1, 2003 and are now fully vested. Any units credited to your SERP Deferred Stock Account on or after January 1, 2006 as a result of the dividend rights described above will also be fully vested.

(c) The units credited to your SERP Deferred Stock Account in accordance with Paragraph 7(a) were subsequently adjusted to reflect stock splits of the outstanding Common Stock effected to date and will continue to be adjusted, from time to time, to reflect subsequent splits of the outstanding Common Stock and other similar changes to the Common Stock effected without the Company’s receipt of consideration. Such units shall be payable in shares of Common Stock. For those units which were vested as of December 31, 2004, the distribution will commence on the later of your termination of employment or attainment of age 55. For those units which vest after December 31, 2004, the distribution will be commence on the later of (i) the date of your Separation from Service or (ii) your attainment of age 55. You may elect to receive the shares of Common Stock attributable to your units either in a single lump sum or in up to ten (10) annual installments. For those units which were vested as of December 31, 2004, you may make your election no later than one (1) year prior to the later of your termination of employment or attainment of age 55. For the units which vested after December 31, 2004, you must make your election by December 31, 2008. In the absence of a timely election, the shares will be distributed in a lump sum. Any cash amounts credited to your SERP Deferred Stock Account but not converted to stock units at the time of distribution shall be paid in cash. The provisions of this Section 7(c) shall supersede and replace the terms and provisions of your June 2003 SERP Deferred Restricted Stock Award Agreement evidencing the establishment of your SERP Deferred Stock Account, and that agreement shall no longer have any independent force or effect.

(d) The issuance of shares of Company Common Stock under the SERP Deferred Stock Account shall be subject to satisfaction of all tax withholding obligations with respect to such shares. In order to satisfy all such tax withholding obligations, the number of shares of Common Stock which you would otherwise be entitled to receive will be reduced by that number of shares which, as of the date of distribution, has an aggregate Fair Market Value (as defined in the Long-Term Incentive Plan) equal to the total amount of tax withholding obligations applicable to the shares issuable on that date.

(e) If the distribution event for the units which vest after December 31, 2004 is your Separation from Service, then that distribution will be subject to the deferral provisions of Section 12(a) below.

8. Expense Reimbursement. The Company will reimburse you for the reasonable expenses you incur in connection with the performance of your duties, consistent with Company policy and practice. You must submit appropriate evidence of each such business expense within one hundred twenty (120) days after the later of (i) your incurrence of that expense or (ii) your receipt of the invoice or billing statement for such expense, and the Company will provide you with the requisite reimbursement within thirty (30) business days thereafter. In no event, however, will any expense be reimbursed later than the close of the calendar year following the calendar year in which that expense is incurred.

9. Perquisites and Other Benefits. Except as otherwise precluded by applicable law or regulations, you will continue to be entitled, during the term of this amended and restated agreement, to receive the same level of perquisites in effect for you as of the effective date of this amended and restated agreement, including a Company-provided luxury motor vehicle (with replacement at every three or four-year interval), vehicle maintenance, first class business travel, Company-paid club memberships, financial support for your participation in community activities (and authority to bind the Company at a level to be agreed upon from time to time), training and continuing education, single assignment of an Executive Assistant and reimbursement of home office expenses attributable to the services required of you pursuant to this amended and restated agreement. You must submit appropriate evidence of each reimbursable expense you incur pursuant to this Section 9 within one hundred twenty (120) days after the later of (i) your incurrence of that expense or (ii) your receipt of the invoice or billing statement for such expense. The Company will provide you with the requisite reimbursement within thirty (30) business days thereafter. In no event, however, will any expense be reimbursed later than the close of the calendar year following the calendar year in which that expense is incurred.

10. Conditions to Reimbursement. Any amounts to which you become entitled pursuant to Section 8 or 9 (whether by way of reimbursement or in-kind benefits) in each calendar year within the term of this agreement and any other reimbursement to which you become entitled pursuant to the provisions of this agreement during such calendar year shall not reduce the amounts (or in-kind benefits) to which you may become entitled hereunder in any other calendar year within the term of this agreement. In addition, none of your rights to reimbursement or in-kind benefits hereunder may be liquidated or exchanged for any other benefit.

11. Severance Benefits.

(a) You shall continue to be eligible for benefits under the Company’s Executive Severance Plan (which provides benefits in the event of a qualifying termination of your employment in connection with a Change in Control, as defined therein). In addition, if (i) the Company involuntarily terminates your employment for any reason other than death, disability or Good Cause or you resign from the Company’s employ for Good Reason and (ii) you are not entitled to benefits under the Executive Severance Plan in connection with such termination of your employment, you will be entitled to the following contractual severance benefits pursuant to this amended and restated agreement:

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Cash severance equal to three and nine-tenths (3.9) times your annual rate of Base Salary (at the level in effect at the time of such termination of employment or at such higher level as was in effect at any time during the immediately preceding twelve months), payable in a single lump sum on the first business day of the first calendar month, within the sixty (60) day period measured from the date you incur a Separation from Service by reason of such termination of employment, that is coincident with or next following the date on which your required release under Section 11(b) below first becomes effective following the expiration of any applicable revocation period. In no event, however, shall such lump sum payment be made later than the last day of such sixty (60)-day period on which the release is so effective, unless a further deferral is required pursuant to Section 12 of this restated agreement.

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Provided you and your spouse and eligible dependents elect to continue medical care coverage under the Company’s group health care plans pursuant to the applicable COBRA provisions, the Company will reimburse you for the costs you incur to obtain such continued coverage for yourself, your spouse and your eligible dependents (collectively, the “Coverage Costs”) until the earlier of (x) the end of the thirty-six (36)-month period measured from the date your employment terminates or (y) the first date on which you are covered under another employer’s health benefit program without exclusion for any pre-existing medical condition. During the period for which your COBRA coverage rights are in effect, such coverage shall be obtained under the Company’s group health care plans. For the period (if any) following the completion of such COBRA coverage and continuing through the completion of the limited period for which medical care coverage is to be provided you hereunder, such coverage shall continue under the Company’s group health plans or pursuant to one or more other plans or insurance policies providing equivalent coverage. In order to obtain reimbursement for your Coverage Costs under each applicable plan or policy, you must submit appropriate evidence to the Company of each periodic payment of your Coverage Costs within one hundred twenty (120) days after the required payment date for those Coverage Costs, and the Company shall within thirty (30) days after such submission reimburse you for that payment. To the extent you incur any other medical care expenses reimbursable pursuant to the coverage obtained in accordance herewith, you shall submit appropriate evidence of each such expense to the plan administrator within one hundred twenty (120) days after incurrence of that expense and shall receive reimbursement of the documented expense within thirty (30) days after such submission or after any additional period that may be required to perfect the claim. During the period such medical care coverage remains in effect hereunder, the following provisions shall govern the arrangement: (a) the amount of Coverage Costs or other medical care expenses eligible for reimbursement in any one calendar year of such coverage shall not affect the amount of Coverage Costs or other medical care expenses eligible for reimbursement in any other calendar year for which such reimbursement is to be provided hereunder; (ii) no Coverage Costs or other medical care expenses shall be reimbursed after the close of the calendar year following the calendar year in which those Coverage Costs or expenses were incurred; and (iii) your right to the reimbursement of such Coverage Costs or other medical care expenses cannot be liquidated or exchanged for any other benefit. To the extent the reimbursed Coverage Costs or other medical care expenses are treated as taxable income to you, the Company shall report the reimbursement as taxable W-2 wages and collect the applicable withholding taxes, and the resulting tax liability shall be your sole responsibility.

(b) Your receipt of such contractual severance benefits shall be conditioned upon (i) your execution and delivery to the Company, within twenty-one days (or forty-five (45) days if such longer period is required under applicable law) after the date your employment with the Company terminates, of a general release in substantially the form of general release required under the Executive Severance Plan, and (ii) such release becoming effective in accordance with applicable law following the expiration of any applicable revocation period.

(c) For purposes of this amended and restated agreement:

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“Good Cause” shall be deemed to exist if, and only if (i) you engage in acts or omissions that result in substantial harm to the business or property of the Company or its affiliates and that constitute dishonesty, intentional breach of a fiduciary obligation or intentional wrongdoing, or (ii) you are convicted of a criminal violation involving fraud or dishonesty.

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“Good Reason” shall exist if, and only if, without your express written consent (i) there is a significantly adverse change in the nature or scope of your authority or in your overall working environment; (ii) you are removed from any of the positions specified for you in Section 1 of this agreement; (iii) you are assigned duties materially inconsistent with your present duties, responsibilities and status; (iv) there is a reduction in your rate of Base Salary or target Annual Bonus, other than a reduction in an amount not in excess of fifteen percent (15%) of either your Base Salary or the sum of your Base Salary and target Annual Bonus pursuant to a uniform reduction in the base salary or target bonus payable to all senior executives of the Company to which you and the Executive Compensation Committee have mutually agreed and which occurs prior to a change in control of the Company; (v) the Company changes by fifty-five (55) miles or more the principal location at which you are required to perform your services hereunder or (vi) there is a material breach by the Company of any of its obligations hereunder which remains uncured for more than thirty (30) days following your written notice to the Board in which you specifically identify the material breach which has occurred.

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“Separation from Service” shall be deemed to have occurred at such time as the level of your bona fide services as an Employee (or non-employee consultant) permanently decreases to a level that is not more than twenty percent (20%) of the average level of services you rendered as an Employee during the immediately preceding thirty-six (36) months. Any such determination, however, shall be made in accordance with the applicable standards of the Treasury Regulations issued under Code Section 409A. In addition to the foregoing, a Separation from Service will not be deemed to have occurred while you are on a sick leave or other bona fide leave of absence if the period of such leave does not exceed six (6) months or any longer period for which you are provided with a right to reemployment with one or more members of the Employer Group by either statute or contract; provided, however, that in the event of a leave of absence due to any medically determinable physical or mental impairment that can be expected to result in death or to last for a continuous period of not less than six (6) months and that causes you to be unable to perform your duties as an Employee, no Separation from Service shall be deemed to occur during the first twenty-nine (29) months of such leave. If the period of leave exceeds six (6) months (or twenty-nine (29) months in the event of disability as indicated above) and you are not provided with a right to reemployment by either statute or contract, then you will be deemed to have Separated from Service on the first day immediately following the expiration of the applicable six (6)-month or twenty-nine (29)-month period.

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You will be deemed to remain an “Employee” for so long as you remain in the employ of at least one member of the Employer Group, subject to the control and direction of the employer entity as to both the work to be performed and the manner and method of performance.

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“Employer Group” means the Company and each member of the group of commonly controlled corporations or other businesses that include the Company, as determined in accordance with Sections 414(b) and (c) of the Code and the Treasury Regulations thereunder, except that in applying Sections 1563(1), (2) and (3) of the Code for purposes of determining the controlled group of corporations under Section 414(b), the phrase “at least 50 percent” shall be used instead of “at least 80 percent” each place the latter phrase appears in such sections, and in applying Section 1.414(c)-2 of the Treasury Regulations for purposes of determining trades or businesses that are under common control for purposes of Section 414(c), the phrase “at least 50 percent” shall be used instead of “at least 80 percent” each place the latter phrase appears in Section 1.414(c)-2 of the Treasury Regulations.

(d) In the event of your death during the term of this amended and restated agreement, your employment will terminate under this agreement. The Company shall make payments of any salary and/or bonus that is earned but unpaid as of the date of death to your legal representative, subject to any applicable deferral elections in effect for those amounts under Section 409A of the Code.

12. Deferral of Payment.

(a) Notwithstanding any provision to the contrary in this amended and restated agreement (other than Section 12(b) below), no payments or benefits to which you become entitled hereunder in connection with your Separation from Service (other than the reimbursement of your Coverage Costs during the applicable period of COBRA coverage) shall be made or paid to you prior to the earlier of (i) the first day of the seventh (7th) month following the date of your Separation from Service or (ii) the date of your death, if you are deemed, pursuant to the procedures established by the Executive Compensation Committee in accordance with the applicable standards of Internal Revenue Code Section 409A (“Section 409A”) and the Treasury Regulations thereunder and applied on a consistent basis for all non-qualified deferred compensation plans of the Employer Group subject to Section 409A, to be a “specified employee” at the time of such Separation from Service and such delayed commencement is otherwise required in order to avoid a prohibited distribution under Section 409A(a)(2). Upon the expiration of the applicable deferral period, all payments deferred pursuant to this Section 12 shall be paid to you in a lump sum, and any remaining payments due under this agreement shall be paid in accordance with the normal payment dates specified for them herein. The specified employees subject to such a delayed commencement date shall be identified on December 31 of each calendar year and shall include any person who is a “key employee” (within the meaning of that term under Code Section 416(i)) of the Employer Group at any time during the twelve (12)-month period ending with such date. If you are so identified on any such December 31, you shall have specified employee status for the twelve (12)-month period beginning on April 1 of the following calendar year.

(b) The deferral provisions of Section 12(a) shall not apply to any payments or benefits in which your vested on December 31, 2004, except to the extent those payments or benefits are materially modified after October 3, 2004.

13. Non-Solicitation. During the term of your employment and or one (1) year thereafter, you hereby agree that you will not (i) encourage any employee, consultant, or person who was employed by the Company on the date of termination of your employment (or at any time during the six (6) month period prior to termination of your employment) to leave the Company for any reason, nor will you solicit their services; or (ii) assist any other person or entity in such encouragement or solicitation. This provision is not intended to restrict you from performing the duties of your employment in the best interest of the Company.

14. Confidential and Proprietary Information. You agree to comply with the Company’s standard policies regarding disclosure of confidential and proprietary information, both during and subsequent to the term of this agreement.

15. Section 409A Compliance. To the extent there is any ambiguity as to whether any provision of this restated and amended agreement would otherwise contravene one or more requirements or limitations of Code Section 409A, such provision shall be interpreted and applied in a manner that does not result in a violation of the applicable requirements or limitations of Code Section 409A and the Treasury Regulations thereunder.

16. Integration. The terms and conditions set forth in this amended and restated agreement (together with the Executive Severance Plan and all other documents referenced herein and all documents evidencing outstanding awards made to you under the Company’s Long-Term Incentive Plan or any other incentive plan) will constitute the entire agreement between you and the Company with regard to your employment with the Company and the termination of that employment. This amended and restated agreement supersedes your previous employment agreement with the Company, and that agreement shall cease to have any further force or effect. This amended and restated agreement shall be governed by the laws of the State of California, without regard to choice of law rules.

Please contact me should you wish to discuss any of the provisions of your amended and restated employment agreement. I have enclosed a duplicate original of such agreement. Please sign both copies and return one signed copy to me and retain the second copy for your records.

Sincerely,

SJW Corp.

By:
Mark L. Cali,
Chair, Executive Compensation Committee of the SJW Corp. Board of Directors

I HAVE READ THIS AMENDED AND RESTATED EMPLOYMENT AGREEMENT CAREFULLY AND UNDERSTAND AND ACCEPT ITS TERMS. I SIGN THIS AGREEMENT VOLUNTARILY AND FREELY:

Date: , 2008
W. Richard Roth

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